Exhibit 21.1

Subsidiaries of Rivian Automotive, Inc.

Legal Name of Subsidiary	Jurisdiction of Organization
Rivian Holdings, LLC	Delaware
Rivian, LLC	Delaware
Rivian Automotive Canada, Inc.	Canada
RIV UK Engineering Limited	England and Wales
Rivian Automotive, LLC	Delaware
Rivian Michigan, LLC	Delaware
Rivian Insurance Services, LLC	Delaware
Rivian Europe, B.V.	Netherlands
Rivian Lone Star Holdings, LLC	Delaware
Rivian IP Holdings, LLC	Delaware
Rivian Mexico Sociedad de Responsabilidad Limitada de Equity Variable	Mexico
Rivian Netherlands, B.V.	Netherlands
Rivian GmbH	Germany